Exhibit 3.5

Delaware
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “AECOM TECHNOLOGY CORPORATION”, FILED IN THIS OFFICE ON THE TENTH DAY OF FEBRUARY, A.D. 2006, AT 11:02 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	[SEAL]	/s/ Harriet Smith Windsor
		Harriet Smith Windsor, Secretary of State

0886293 8100		AUTHENTICATION:	4515817

060127684		DATE:	02-10-06

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:02 AM 02/10/2006
FILED 11:02 AM 02/10/2006
SRV 060127684 – 0886293 FILE

CERTIFICATE OF DESIGNATIONS

OF

CLASS G CONVERTIBLE PREFERRED STOCK, SERIES 1

OF

AECOM TECHNOLOGY CORPORATION

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

THE UNDERSIGNED, being the Senior Vice President, Corporate Finance, and General Counsel of AECOM Technology Corporation, a Delaware corporation (the “Corporation”), does hereby certify that pursuant to the authority contained in Article Fourth of its Corrected Restated Certificate of Incorporation, dated as of April 1, 2002 (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has adopted the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that there is hereby established a series of authorized preferred stock of the Corporation, having a par value of $0.01 per share, which series shall be designated as “Class G Convertible Preferred Stock, Series 1” consisting of Forty-Seven Thousand (47,000) shares and having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof:

1.                          Certain Definitions.

Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this Certificate of Designations, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

“12/31/05 Stock Plan Valuation” has the meaning set forth in the definition of “Fair Market Value.”

“Acceptable Valuation Firm” means (i) Houlihan Lokey Howard and Zukin, (ii) any other independent nationally recognized investment banking or valuation firm engaged in the valuation of the Corporation’s capital stock selected by the Trustee, or (iii) if neither clause (i) nor (ii) is applicable, any other independent nationally recognized investment banking or valuation firm selected in good faith by the Board of Directors and the Majority Holders.

“Additional Shares of Common Stock” has the meaning set forth in subparagraph 5(h).

“Affiliate” means any entity controlling, controlled by or under common control with such Person. For the purposes of this definition, “control” shall have the meaning presently specified for that word in Rule 405 under the Securities Act.

“Aggregate Consideration Received” has the meaning set forth in subparagraph 5(h).

“Automatic Conversion Date” has the meaning set forth in subparagraph 5(a)(ii) below.

“Base Mandatory Redemption Price” has the meaning set forth in the definition of Mandatory Redemption Price.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means a day other than a Saturday or Sunday or a day on which commercial banks are permitted to be closed in New York, New York or Los Angeles, California.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Class C Preferred Stock” has the meaning set forth in the definition of Parity Preferred Stock.

“Class E Preferred Stock” has the meaning set forth in the definition of Parity Preferred Stock.

“Class F Preferred Stock” has the meaning set forth in the definition of Parity Stock.

“Class G Preferred Stock” has the meaning set forth in paragraph 2 below.

“Class G Preferred Stock Director” has the meaning set forth in subparagraph 7(e) below.

“Common Equity” means all shares now or hereafter authorized of any class of common stock of the Corporation, including the Common Stock, and any other stock of the Corporation, howsoever designated, authorized after the Effective Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

“Common Stock” means the common stock par value $.01 per share, of the Corporation.

“Contingent Mandatory Redemption Price” has the meaning set forth in the definition of Mandatory Redemption Price.

“Conversion Date” has the meaning set forth in subparagraph 5(a)(ii) below.

“Conversion Price” shall initially mean $25.07 per share of Series 1 Stock (subject to adjustment as provided in paragraph 5 below).

“Convertible Securities” has the meaning set forth in subparagraph 5(h).

“Corporation” has the meaning set forth in the Recitals.

“Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of December 30, 2003, by and among the Corporation, the other borrowers named therein, Bank of America, N.A., as the Administrative Agent and the Letter of Credit Issuing Lender, and the other financial institutions party thereto, as amended and in effect on the Effective Date.

“Current Stock Plan Valuation” has the meaning set forth in clause (b)(i) of the definition of “Fair Market Value.”

“Effective Date” means the date on which the Certificate of Designations for the Series 1 Stock is filed with and accepted by the Secretary of State of the State of Delaware and becomes effective.

“Effective Price” has the meaning set forth in subparagraph 5(h).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to each share of Common Stock, as of any date of determination:

(a)                     at any time when the Common Stock shall be listed or admitted to trading on a national securities exchange or quoted on Nasdaq or on the OTC Bulletin Board, or is otherwise publicly traded in the over-the-counter market, (i) if the Common Stock is listed or admitted to trading on any national securities exchange, the average of the last reported sale prices, regular way, per share of Common Stock for each of the ten (10) consecutive trading days preceding such day on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading (without taking into account any extended or after-hours trading session), or (ii) if the Common Stock is not listed or admitted to trading on any national securities exchange but is listed on Nasdaq or quoted in the OTC Bulletin Board, the average of the last reported sale prices (or, if last-sale price quotations are not available, the average of the last available bid and asked prices) per share of Common Stock for each of the days in such ten (10) trading day period as reported on Nasdaq or the OTC Bulletin Board (without taking into account any extended or after-hours trading session), or (iii) if the Common Stock is traded in the over-the-counter market but not quoted or the OTC Bulletin Board, the average of the last available bid and asked prices per share of the Common Stock for each of the days in such ten (10) trading day period as quoted in the Pink Sheets Electronic Quotation Service or, if not so quoted, as furnished by any member of the NASD selected by the Corporation; or

(b)                    in all other cases,

(i)                         the Corporation’s most recently completed per share valuation of Common Stock, calculated as of a date within ninety (90) days prior to such date of determination by an Acceptable Valuation Firm for, and pursuant to the terms of, the Corporation’s Retirement and Savings Plan (each a “Current Stock Plan Valuation”), using methods of valuation that are standard at the time in the appraisal and valuation industry and are consistent in all material respects with those utilized in connection with the valuation by Houlihan of the Corporation’s Common Stock as of December 31, 2005 (the “12/31/05 Stock Plan Valuation”);

(ii)                      notwithstanding clause (i) directly above, if the Corporation or its Subsidiaries shall have consummated since the date of the Current Stock Plan Valuation, a merger, acquisition, business combination, reorganization, recapitalization, equity or debt financing or similar transaction that, in the good faith reasonable determination of the Board of Directors, has materially affected the fair market value per share of the Common Stock, the fair market value per share of Common Stock shall, at the option of the Majority Holders, mean either (A) the most recent Current Stock Plan Valuation per share or (B) the next regularly scheduled Current Stock Plan Valuation per share after such merger, acquisition, business combination, reorganization, recapitalization, equity or debt financing or similar transaction; provided, however, that if no Current Stock Plan Valuation exists for purposes of determining fair market value pursuant to clause (A) or (B) above, the fair market value shall be determined pursuant to clause (iii) directly below;

(iii)                   if no Current Stock Plan Valuation exists and clause (ii) is inapplicable, the fair market value per share of Common Stock shall be determined jointly by the Corporation and the Majority Holders; provided, however, that if such parties are unable to reach agreement thereon within a period of thirty (30) days, the fair market value per share of Common Stock shall be determined in good faith by an Acceptable Valuation Firm (other than as prescribed in clause (ii) of the definition of Applicable Valuation Firm). For the purpose of this clause (iii), the “fair market value” per share of Common Stock shall be determined using methods of valuation that are standard at the time in the appraisal and valuation industry and are consistent in all material respects with those utilized in connection with the 12/31/05 Stock Plan Valuation.

Any determination made hereunder by an Acceptable Valuation Firm or other investment banking or valuation firm shall be at the sole expense of the Corporation or the Stock Plan and shall result in a written communication by the Corporation of such firm’s valuation of the Corporation’s Common Stock which shall be provided to the holders of Class G Preferred Stock. Notwithstanding the foregoing, if the Fair Market Value per share of Common Stock is being determined in connection with an underwritten public offering of Common Stock, “Fair Market Value” shall mean the initial public offering price per share in such offering. The Fair Market Value of any option, warrant or other right to purchase shares of Common Stock or of any debt or equity security that is convertible into or exchangeable for shares of Common Stock shall be equal to the aggregate Fair Market Value of the maximum number of shares of Common Stock for which such option, warrant or right is at the time exercisable or which would then be issued upon conversion or exchange of such debt or equity security, less the amount of consideration (if any) payable by the holder in respect of such exercise, conversion or exchange.

“Gross IPO Price” means the amount of cash received per share of Common Stock in a Qualified Public Offering before deducting therefrom any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof.

“Independent Directors” means the directors of the Corporation that are deemed independent as determined under the rules of the New York Stock Exchange.

“Initial Issue Date” means the date that shares of Class G Preferred Stock are first issued by the Corporation.

“Investor Group”: Shall mean a holder of New Preferred Shares and each Affiliate of such holder, collectively, that acquired New Preferred Shares with an aggregate Liquidation Preference of at least $100,000,000 on the first date that any New Preferred Shares were purchased by such holder or its Affiliates. For purposes of clarification, such holder and its Affiliates shall be considered one Investor Group and shall only be entitled collectively to elect one director. Notwithstanding the foregoing, the Investor Group of holder shall include any Person that acquires New Preferred Shares after February 9, 2006, so long as all voting, inspection, information, disposition and other significant matters pertaining to such New Preferred Shares are controlled by the holder in such Investor Group that first purchased New Preferred Shares or, in the alternative, the Person that controls all voting and other significant matters of such holder, if applicable.

“Junior Stock” means the Common Equity, and for proposes of paragraph 4 below, the Common Equity and any other class or series of stock of the Corporation, now or hereafter authorized, that ranks junior to the Class G Preferred Stock and any other Parity Stock with respect to rights upon liquidation, dissolution or winding up of the affairs of the Corporation.

“Liquidation Event” means the occurrence of any of the following, whether voluntary or involuntary:

(a)                      any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (in connection with the bankruptcy or insolvency of the Corporation or otherwise); or

(b)                     a reorganization or merger, in each case, with respect to which Persons who were the respective Beneficial Owners of the Voting Stock immediately prior to such reorganization or merger do not, following such reorganization or merger, Beneficially Own, directly or indirectly, more than fifty percent (50%) of the voting power of all shares of Voting Stock resulting from such reorganization or merger.

“Liquidation Preference” shall mean $2,500 per share of Class G Preferred Stock.

“Majority Holders” means at any time the holders of a majority of the shares of Class G Preferred Stock then outstanding (voting as a separate class).

“Mandatory Redemption Date” means the earlier to occur of (i) the six (6) year anniversary of the Initial Issue Date and (ii) a sale of substantially all of the total assets of the Corporation.

“Mandatory Redemption Price” means, with respect to each share of Class G Preferred Stock:

(a)                      if the Mandatory Redemption Date is the date of a sale of substantially all of the total assets of the Corporation, the greater of (i) the Liquidation Preference per share of Class G Preferred Stock and (ii) an amount per share of Class G Preferred Stock equal to (X) the number of shares of Common Stock into which such share of Class G Preferred Stock is convertible as of the date of such sale of substantially all of the total assets of the Corporation multiplied by (Y) the amount that each share of Common Stock would be entitled to receive on the date of such sale of substantially all of the total assets of the Corporation assuming distribution of all of the assets of the Corporation in liquidation to the holders of Common Stock after payment of all of the debts and liabilities of the Corporation, and

(b)                     if the Mandatory Redemption Date is the date of the six (6) year anniversary of the Initial Issue Date, the greater of (i) the Liquidation Preference per share of Class G Preferred Stock and (ii) an amount per share of Class G Preferred Stock equal to the aggregate Fair Market Value of the shares of Common Stock into which such share of Class G Preferred Stock would convert on the date immediately prior to such Mandatory Redemption Date (the amount payable pursuant to clause (a) or (b) of this definition, without regards to the next paragraph, the “Base Mandatory Redemption Price”).

Notwithstanding the foregoing, with respect to clauses (a) and (b) of this definition, if within ninety (90) days after the applicable Mandatory Redemption Date, the Corporation receives a bona fide proposal (as determined in good faith by the Board of Directors) for the purchase of substantially all of the Corporation’s Common Stock, from a Person or Persons (other than the current or former holders of the Class G Preferred Stock or the New Parity Stock or their Affiliates) and such proposal values the Common Stock at a price per share greater than an amount equal to (a) 110% of the Base Mandatory Redemption Price paid per share of Class G Preferred Stock divided by (b) the number of shares of Common Stock into which each share of Class G Preferred Stock would have been convertible as of the six year anniversary of the Initial Date, as determined pursuant to the initial sentence of this clause (b) (the “Proposed Price Floor”) then the Corporation shall make an additional payment (the “Contingent Mandatory Redemption Price”) if the Corporation:

(x)                       completes such proposed sale for an amount equal to or greater than the Proposed Price Floor per share within one year from the Mandatory Redemption Date, in an amount, with respect to each previously redeemed share of Class G Preferred Stock, equal to (X) the number of shares of Common Stock into which such share of Class G Preferred Stock was convertible as of the applicable Mandatory Redemption Date multiplied by (Y) the full amount by which the per share valuation of the Common Stock (on an as-converted basis) received by holders of Common Stock upon completion of such sale exceeds the per share valuation of Common Stock (on an as-converted basis) received by the holders of Class G Preferred Stock on the Mandatory Redemption Date; or

(y)                     declines to accept such proposal, in an amount, with respect to each previously redeemed share of Class G Preferred Stock equal to (X) the number of shares of Common Stock into which such share of Class G Preferred Stock was convertible as of the applicable Mandatory Redemption Date multiplied by (Y) the full amount by which the next regularly scheduled Current Stock Plan Valuation (or if no Current Stock Plan Valuation is available within 90 days after the Corporation’s rejection of such proposal, then the price per share determined pursuant to the procedure in clause (b)(iii) of the definition of Fair Market Value) exceeds the per share valuation of Common Stock (on an as-converted basis) received by the holders of Class G Preferred Stock on the Mandatory Redemption Date.

Any Contingent Mandatory Redemption Price shall be payable by the Corporation, with respect to clause (x) above, within fifteen (15) days after the completion of the sale, or, with respect to clause (y) above, within fifteen (15) days after the payment amount is finally determined pursuant to clause (y) above.

“NASD” means the National Association of Securities Dealers, Inc. and any successor thereto.

“Nasdaq” means The Nasdaq Stock Market, Inc., and any successor thereto.

“New Parity Stock” means shares of Parity Stock (other than shares of Parity Preferred Stock) that (i) together with the aggregate Liquidation Preference of all Class G Preferred Stock and any other New Parity Stock now or hereafter issued at any time (whether currently outstanding or otherwise), shall not be issued in an amount having an aggregate Liquidation Preference of more than $400,000,000 and (ii) shall have the identical rights, preferences and privileges of the Class G Preferred Stock, except that the conversion prices of such shares of New Parity Stock may be different than the Conversion Price of the Class G Preferred Stock.

“New Preferred Shares”: Shall mean the Class F Preferred Stock and New Parity Stock.

“Optional Conversion Date” has the meaning set forth in subparagraph 5(a)(i) below.

“Options” has the meaning set forth in subparagraph 5(h).

“OTC Bulletin Board” means the Over-the-Counter Bulletin Board of the NASD or any successor thereto.

“Parity Convertible Preferred Stock” has the meaning set forth in the definition of Parity Preferred Stock.

“Parity Preferred Stock” means the series of preferred stock of the Corporation known as Convertible Preferred Stock, par value $.01 per share (the “Parity Convertible Preferred Stock”), the series of preferred stock of the Corporation known as Class C Preferred Stock, par value $.01 per share (the “Class C Preferred Stock”), and the series of preferred stock of the Corporation known as Class E Preferred Stock, par value $.01 per share (the “Class E Preferred Stock”), each as issued pursuant to Article Fourth of the Corporation’s Certificate of Incorporation.

“Parity Stock” means the (i) Parity Preferred Stock, (ii) the series of preferred stock of the Corporation known as Class F Convertible Preferred Stock, Series 1, par value $.01 per share (the “Class F Preferred Stock”) and (iii) any other class or series of stock of the Corporation authorized after the Initial Issue Date that is entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Corporation in parity with the Class G Preferred Stock without preference or priority of one over the other.

“Person” means any individual, corporation, association, partnership, joint venture, limited liability company, trust, estate or other entity.

“Pricing Change” has the meaning set forth in subparagraph 5(h).

“Proposed Price Floor” has the meaning set forth in the definition of Mandatory Redemption Price.

“Qualified Public Offering” shall mean one or more underwritten public offerings of Common Stock made pursuant to the Securities Act on Form S-l or Form S-3 (as defined in the Securities Act) or any successor forms, which shall not include a registration relating solely to a transaction under Rule 145 under the Securities Act or to an employee benefit plan of the Corporation; provided, however, that the aggregate gross proceeds in such offering or offerings are at least $50,000,000 and the offered Common Stock is trading on the New York Stock Exchange, the American Stock Exchange or Nasdaq.

“Rights” has the meaning set forth in subparagraph 5(h).

“Securities Act” means the Securities Act of 1933, as amended.

“Series 1 Stock” has the meaning set forth in paragraph 2.

“Stock Plans” means all stock, stock unit, stock purchase/loan, option and option loan plans, Save As You Earn and similar employee benefit trusts and schemes in the United Kingdom and other non-U.S. jurisdictions, and stock repurchase programs of the Corporation for the benefit of past, present and future employees, directors and consultants of the Corporation (as such) approved by the Board of Directors and as such plans may be amended, restated or replaced from time to time.

“Subsidiary” means any corporation or other entity of which more than fifty percent (50%) of the total voting power of shares of stock or other securities or other ownership interests entitled to vote in the election of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by the Corporation or one or more of the Corporation’s Subsidiaries.

“Transfer Restriction” has the meaning set forth in subparagraph 5(j)(iv).

“Trading Day” has the meaning set forth in subparagraph 5(j)(v).

“Trustee” means the trustee from time to time of the Corporation’s Retirement and Savings Plan.

“UMA Class Y Exchangeable Shares” means the Class Y shares of UMA, Ltd., a wholly owned subsidiary of the Corporation.

“UMA Class YY Exchangeable Shares” means the Class YY shares of UMA, Ltd., a wholly owned subsidiary of the Corporation.

“Voting Stock” means, with respect to any Person, as of any date, the capital stock or other equity interests of such Person that is at the time entitled to vote in the election of the directors, managers or trustees thereof.

2.                          Number of Shares; Designation and Allocation of Capital.

Forty-Seven Thousand (47,000) shares of the preferred stock, par value $.01 per share, of the Corporation are hereby constituted as a series of the preferred stock designated as Class G Convertible Preferred Stock, Series 1 (the “Series 1 Stock”). Subject to Section 7(c)(ii) of this Certificate and the Certificate of Designations of each class of New Parity Stock, the

Board of Directors may hereafter create additional series of preferred stock of the Corporation pursuant to Section 151(g) of the Delaware General Corporation Law and the Certificate of Incorporation, which shall be designated “Class G Convertible Preferred Stock, Series 2,” “Class G Convertible Preferred Stock, Series 3,” and sequentially in a like manner (the shares of Series 1 Stock and all such other series taken together being hereinafter referred to as the “Class G Preferred Stock”); provided that (i) all shares of Class G Preferred Stock shall be pari passu in all respects, including without limitation in respect of the declaration and payment of dividends and distributions and upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and (ii) except asotherwise provided herein and except as otherwise provided by law, all shares of Class G Preferred Stock shall vote together with the shares of Common Stock as a single class on all matters brought before the holders of such shares at any meeting of such holders and with respect to any action taken by such holders by written consent in lieu of a meeting, and, in such event, each share of Class G Preferred Stock shall entitle the holder thereof to cast a number of votes equal to the number which could be cast by a holder of the shares of Common Stock (as adjusted pursuant to paragraph 5 below) into which such share of Class G Preferred Stock is convertible on the record date of such vote or, if no such record date is established, on the date any written consent of the stockholders is solicited.

3.                          Dividends.

In the event that the Corporation declares and/or pays any dividend or other distribution on the Common Stock, whether in cash, property or securities (other than a dividend payable solely in shares of Common Stock), the Corporation shall, at the time of such declaration and payment, declare and pay a dividend or other distribution on the Class G Preferred Stock consisting of the dividend or distribution that would have been payable on the shares of Common Stock (as adjusted pursuant to paragraph 5 below) had the Class G Preferred Stock been converted into Common Stock (as adjusted pursuant to paragraph 5 below) immediately prior to the record date for such dividend or distribution, or, if no such record was taken, the date as of which the record holders of Common Stock entitled to such dividend or distribution were determined.

4.                          Distributions Upon Liquidation.

(a)                      Unless otherwise consented to in writing by holders of a majority of the Class G Preferred Stock then outstanding (voting as a separate class), in the event of any Liquidation Event, the holders of Class G Preferred Stock shall be paid, out of the assets of the Corporation in cash, or in property at its fair market value as determined in good faith by the Board of Directors as evidenced by a written resolution thereof, prior to and in preference over any payment or distribution of the assets of the Corporation to be made to or set apart for the holders of Junior Stock, and pari passu with any payment or distribution of the assets of the Corporation to be made to or set apart for the holders of Parity Stock, an amount per share equal to the Liquidation Preference. Following payment of the aforementioned Liquidation Preference set forth in this subparagraph 4(a), the holders of Class G Preferred Stock shall not have the right to receive any distributions or other payments from the Corporation with respect to their shares of Class G Preferred Stock. Notwithstanding the foregoing, in the event of any Liquidation Event in which, in whole or in part, any assets other than cash or securities that are publicly traded (and not subject to any restrictions on transfer by law, agreement or otherwise) would be distributed to any holders of

Class G Preferred Stock, each holder of Class G Preferred Stock shall have the right, upon written notice to the Corporation, to require the Corporation to redeem any or all of the shares of Class G Preferred Stock held by such holder for an amount in cash equal to the fair market value (as so determined) of the assets (other than cash or securities that are publicly traded and not subject to any restrictions on transfer by law, agreement or otherwise) that such holder would have been entitled to receive under the foregoing provisions of this subparagraph 4(a), plus the amount of such cash (if any) and/or such publicly traded securities (if any) which such holder would have been entitled to receive thereunder.

(b)                     If, upon any such Liquidation Event, the assets of the Corporation shall be insufficient to permit the payment in full of the Liquidation Preference per share on the Class G Preferred Stock and the full liquidating payments on all Parity Stock, then the assets of the Corporation or the proceeds thereof shall be ratably distributed among the holders of Class G Preferred Stock and of any Parity Stock in proportion to the full amounts to which they would otherwise be entitled if all amounts payable thereon were paid in full.

(c)                      In the event of any Liquidation Event, upon completion of the distributions and payments required by subparagraph 4(a) and any other distributions and payments that may be required with respect to any other series of preferred stock of the Corporation, the remaining assets of the Corporation shall be distributed among the holders of the then outstanding shares of Junior Stock.

(d)                     Written notice of any Liquidation Event, stating the payment date or dates when and the place where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than ten (10) days prior to any payment date stated therein, to the holders of record of the shares of Class G Preferred Stock at their addresses as the same shall appear in the records of the Corporation.

(e)                      Unless otherwise consented to in writing by the holders of a majority of the outstanding shares of Class G Preferred Stock, the Corporation shall not enter into any merger agreement or other similar agreement or arrangement which causes the Class G Preferred Stock to be treated in a manner that is inconsistent with the terms of this Certificate of Designations, including with respect to all rights, privileges and preferences of the Class G Preferred Stock set forth herein.

5.                          Conversion.

(a)                      (i)                        A holder of shares of Class G Preferred Stock shall have the right, at such holder’s option, to convert all or any portion of its shares of Class G Preferred Stock into fully paid and non-assessable shares of Common Stock at any time and from time to time and without the payment of additional consideration before the close of business on the Business Day preceding a Mandatory Redemption Date or Liquidation Event with respect to such shares (unless the Corporation shall default in payment of the applicable Base Mandatory Redemption Price or Liquidation Preference, in which case, the right of conversion shall be reinstated). To convert Class G Preferred Stock, a holder must (A) surrender the certificate or certificates evidencing the shares of Class G Preferred Stock to be converted, duly endorsed at the principal office of the Corporation or transfer agent for the Class G Preferred Stock, if any, (B) notify the Corporation in writing at such office that such holder elects to Convert Class G Preferred Stock, and the number of shares such holder wishes to convert, (C) subject to any restrictions on transfer of the Class G Preferred Stock, state in writing the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, and (D) pay any transfer or similar tax if required in the event that such certificates for shares of Common Stock are to be issued to a Person other than the holder of the shares of Class G Preferred Stock so converted. In the case of lost or destroyed certificates evidencing ownership of shares of Class G Preferred Stock to be surrendered for conversion, the holder shall submit proof of such loss or destruction and, if requested by the Corporation, an appropriate indemnity, reasonably required by the Corporation. In the event that a holder fails to notify the Corporation of the number of shares of Class G Preferred Stock which such holder wishes to convert, such holder shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion. The date on which the holder satisfies all those requirements is the “Optional Conversion Date.” At the sole option of a holder of Class G Preferred Stock, any conversion of Class G Preferred Stock into Common Stock by such holder pursuant to this paragraph 5 may, by so stating in this written notice to the Corporation provided in accordance with clause (B) above, provide that such conversion shall be effective immediately prior to (but conditioned upon) the (x) sale of the underlying Common Stock in a public offering, (y) the redemption of such shares of Class G Preferred Stock in accordance with paragraph 6 or (z) the consummation of a Liquidation Event or a similar event (including, without limitation, any merger, consolidation, exchange offer, tender offer, sale of substantially all of the assets or sale of a majority of the Voting Stock determined by voting power with respect to the election of directors).

(ii)                      Each share of Class G Preferred Stock shall automatically be converted into shares of Common Stock at any time upon (A) the affirmative written election of the Majority Holders (provided that no series of the Class G Preferred Stock shall be subject to such automatic conversion without the affirmative election of the holders of a majority of the outstanding shares of such series), or (B) immediately prior to the closing of the Corporation’s Qualified Public Offering, provided that if such closing does not occur then such automatic conversion shall be deemed not to have occurred and any actions taken to effect such conversion shall be rescinded. The date of such event in (A) or (B) is the “Automatic Conversion Date” and together with the Optional Conversion Date is the “Conversion Date.”

(iii)                   On and after said Conversion Date, notwithstanding that any certificates for the shares of Class G Preferred Stock shall not have been surrendered for conversion, the shares of Class G Preferred Stock evidenced thereby shall be deemed to be no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except only the rights of the holder (a) to receive the shares of Common Stock to which the holder shall be entitled upon conversion thereof, (b) to receive the amount of cash payable in respect of any fractional share of Common Stock to which the holder shall be entitled, and (c) with respect to dividends declared but unpaid on Class G Preferred Stock prior to such conversion date. In the event that any holder of Class G Preferred Stock presents such holder’s certificate therefor for surrender to the Corporation or its transfer agent upon such conversion, a certificate for the number of shares of Common Stock into which the shares of Class G Preferred Stock surrendered were convertible on such conversion date will be promptly issued and delivered to such holder.

(b)                     For the purposes of conversion pursuant to paragraph 5(a), each share of Class G Preferred Stock shall be valued at the Liquidation Preference, plus an amount equal to all accrued and unpaid dividends, if any, through the Conversion Date, which shall be divided by the Conversion Price in effect on the Conversion Date to determine the number of shares of Common Stock issuable upon conversion. Immediately following a conversion pursuant to paragraph 5(a), the rights of the holders of converted Class G Preferred Stock shall cease and the persons entitled to receive the Common Stock upon the conversion of Convertible Stock shall be treated for all purposes as having become the owners of such Common Stock. As soon as practicable after the Conversion Date, the Corporation shall deliver or shall cause its transfer agent to deliver, to each such holder or its nominee, a certificate for the number of full shares of Common Stock issuable upon the conversion, a check for any fractional share and a new certificate representing the unconverted portion, if any, of the shares of Class G Preferred Stock represented by the certificate or certificates surrendered for conversion. The person in whose name the Common Stock certificate is registered shall be treated as the stockholder of record on and after the Conversion Date until such time as record ownership is transferred. All shares of Common Stock issuable upon conversion of the Class G Preferred Stock shall be fully paid and nonassessable. Holders of Common Stock issued upon conversion shall not be entitled to receive any dividend payable to holders of Common Stock as of any record time before the close of business on the Conversion Date.

(c)                      The Corporation shall not issue a fractional share of Common Stock upon conversion of Class G Preferred Stock. Instead, the Corporation shall deliver a check for an amount equal to the value of the fractional share. The value of a fraction of a share is determined by multiplying the Fair Market Value per share as of the Conversion Date by the fraction, rounded to the nearest cent.

(d)                     A holder delivering Class G Preferred Stock for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion but will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the shares of Common Stock if such shares of Common Stock are to be issued to a Person other than the holder of the shares of Class G Preferred Stock so converted. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

(e)                      The Corporation has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of the Class G Preferred Stock and all other Convertible Securities in full, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class G Preferred Stock and all other outstanding Convertible Securities, the Corporation shall use its commercially reasonable efforts to take such corporation action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. All shares of Common Stock issued upon conversion of Class G Preferred Stock shall be fully paid and nonassessable. Before taking any action which would cause an adjustment reducing the applicable Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Class G Preferred Stock, the Corporation will use its commercially reasonable efforts to take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted applicable Conversion Price.

(f)                        If any shares of Common Stock required to be reserved for issuance upon conversion of shares of Class G Preferred Stock hereunder require registration or qualification with or approval of any governmental authority under any Federal or State law before such shares may be issued upon such conversion, the Corporation will use its commercially reasonable efforts to cause such shares to be so registered, qualified or approved.

(g)                     If the Corporation, after the Initial Issue Date;

(i)                         pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

(ii)                      subdivides its outstanding shares of Common Stock into a greater number of shares;

(iii)                   combines its outstanding shares of Common Stock into a smaller number of shares; or

(iv)                  issues by any reorganization, recapitalization or reclassification of its Common Stock any shares of its capital stock;

then the Conversion Price (as in effect immediately prior to such action) shall be proportionately adjusted so that the holder of Class G Preferred Stock thereafter converted may receive for the same aggregate Conversion Price the aggregate number and kind of shares of capital stock of the Corporation that such holder would have owned immediately following such action if such holder had converted Class G Preferred Stock immediately prior to such action. The adjustment shall become effective immediately after the record date in the case of any dividend or distribution and immediately after the effective date of a subdivision or combination. Such adjustment shall be made successively whenever any event listed above shall occur. If, after an adjustment referred to in clauses (i) through (iv) above, a holder of Class G Preferred Stock upon conversion of it may receive shares of two or more classes of capital stock of the Corporation, the Corporation shall determine the allocation of the Conversion Price between the classes of capital stock. After such allocation, the conversion rights and the Conversion Price with respect to each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this subparagraph 5(g).

Subject to the provisions of Section 4, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Class G Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction otherwise covered by this Section 5(g)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Class G Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Class G Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by majority of the Independent Directors) shall be made in the application of the provisions in this Section 5(g) with respect to the rights and interests thereafter of the holders of the Class G Preferred Stock, to the end that the provisions set forth in this Section 5(g) (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Class G Preferred Stock.

(h)                     If the Corporation issues or sells, or is deemed by the provisions of this subparagraph 5(h) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a transaction described in subparagraph 5(g), for an Effective Price (as hereinafter defined) that is less than the Conversion Price in effect immediately prior to such issue or sale, then, and in each such case, the Conversion Price shall be reduced, as of the close of the business on the date of such issue or sale, to the price obtained by multiplying such Conversion Price by a fraction:

(i)                         The numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issue or sale of Additional Shares of Common Stock plus (B) the quotient obtained by dividing the Aggregate Consideration Received by the Corporation for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold) by the Conversion Price in effect immediately prior to such issue or sale; and

(ii)                      The denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issue or sale plus (B) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).

For the purpose of making any adjustment required under this subparagraph 5(h):

“Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation, whether or not subsequently reacquired or retired by the Corporation, other than (i) shares of Common Stock issued or issuable upon conversion of Convertible Securities (as hereinafter defined) outstanding on the Effective Date; (ii) shares of Common Stock issued or issuable upon conversion of Convertible Securities as described in clauses (i), (ii), (iii) and (iv) of the definition of Convertible Securities; (iii) shares of Common Stock issued or issuable upon the exercise of Rights or Options (as hereinafter defined) outstanding on the Effective Date; (iv) shares of Common Stock issued or issuable upon the exercise of Rights or Options as described in clauses (i) and (ii) of the definition of Rights or Options; (v) shares of Common Stock issued by the Corporation, at a price equal to or greater than the Fair Market Value per share of Common Stock on the date such shares are issued, pursuant to the Corporation’s Stock Plans; and (vi) shares of Common Stock issued or issuable in connection with the acquisition of another business by the Corporation by merger, purchase of substantially all of the assets or shares or other reorganization whereby the Corporation or its stockholders own not less than a majority of the voting power of the surviving or successor business, or a strategic alliance (including pursuant to a minority investment by the Corporation in another entity for strategic purposes) or partnership or joint venture arrangement of the Corporation, in each case as approved by the Board of Directors, provided that (A) any such acquisition, merger, purchase, strategic alliance, partnership or joint venture arrangement shall be concluded on arm’s-length terms with a Person or Persons that are not Affiliates of the Corporation and (B) the Effective Price of the shares of Common Stock issued in any such transaction is equal to or greater than the lesser of (x) the Fair Market Value of a share of Common Stock on the date such shares are issued and (y) the Fair Market Value of a share of Common Stock on the date the letter of intent or similar agreement for such acquisition or other such transaction is signed.

The “Aggregate Consideration Received” by the Corporation for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the amount of cash received by the Corporation in connection with such issuance or sale; (B) to the extent it consists of property, rights or value (including the value of any discharged obligation) other than cash, be computed at the fair market value of that property, determined in accordance with subparagraph (m) of this paragraph 5; (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options; (D) if Additional Shares of Common Stock are issued or sold in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor before deducting therefrom any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof; and (E) to the extent it consists of debt convertible into equity securities, be computed at the aggregate outstanding principal amount plus accrued but unpaid interest of such convertible debt, less any original issue discount with respect to such debt (calculated in accordance with the Internal Revenue Code).

“Convertible Securities” shall mean stock, stock units or other equity or debt securities convertible into or exchangeable for shares of Common Equity or for securities which are themselves convertible into or exchangeable for shares of Common Equity, other than (i) Class G Preferred Stock and New Parity Stock, (ii) the UMA Class Y Exchangeable Shares and the UMA Class YY Exchangeable Shares, and (iii) shares of AECOM Global Holdings, Ltd.

The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the Aggregate Consideration Received, or deemed to have been received, by the Corporation under this subparagraph 5(h), for the issue of such Additional Shares of Common Stock by the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Corporation under this subparagraph 5(h).

“Rights or Options” shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities, other than (i) options to purchase up to 8,000,000 shares of Common Stock (and the issuance of shares of Common Stock issuable upon exercise of such options), issued pursuant to the Corporation’s Stock Plans, (as such amounts may be adjusted for the events listed in subparagraph 5(g)), with a per share exercise price equal to or greater than the Fair Market Value per share of the Common Stock on the date of grant, provided that, any amount over 8,000,000 shares may be granted under this clause (i) but only to the extent that the stockholders of the Corporation have approved any increase in the authorized number of shares or other awards under the Stock Plans and a majority of the Independent Directors shall have approved, in advance, such option grant by a written resolution thereof and (ii) shares of Common Stock or Convertible Securities issued or issuable pursuant to stock matches by the Corporation under the Stock Plans (including the Corporation’s 401 (k) plans) approved by the Board of Directors; provided that no stock match shall exceed 25% of the capital stock purchased or issued under the Stock Plans (other than stock matches for roll-over contributions to the Corporation’s 401(k) plans, which shall not exceed 50% of the stock purchased as a result of the roll-over contribution, and stock matches for the Corporation’s Hong Kong employees, which shall not exceed 150% of the stock purchased as a result of such employee’s contribution). For further clarity, Convertible Securities and Convertible Securities as described in clauses (i), (ii), (iii) and (iv) of the definition of Convertible Securities are not Rights or Options.

For the purpose of making any adjustment to the Conversion Price required under this subparagraph 5(h), if after the date of issuance of such share of Class G Preferred Stock the Corporation issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price immediately prior to such issuance, then the Corporation shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof, without regard to the ability of the holder thereof to effect a “cashless” or “net exercise”; provided that (i) if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses, and (ii) if the minimum amount of consideration payable to the Corporation upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced. On any change (“Pricing Change”) in the number of shares of Common Stock deliverable upon exercise of any Rights or Options or the conversion or exchange of any Convertible Securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had the unexercised portion of such Rights or Options or Convertible Securities been originally issued with the exercise or conversion price in effect following such Pricing Change. If pursuant to this subparagraph 5(h), any adjustment is made to the Conversion Price for the issuance or sale of any Rights or Options or Convertible Securities and such Rights or Options or Convertible Securities expire or are redeemed without being exercised or converted, as applicable, then such prior adjustment to the Conversion Price made pursuant to this paragraph shall be readjusted to such Conversion Price as would have been obtained without the issuance or sale of any such Rights or Options or Convertible Securities. No adjustment of the Conversion Price shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities.

(i)                         No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price. Any adjustments which by reason of this subparagraph 5(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 5 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(j)                         The Corporation shall take no action that would cause any adjustment under this paragraph 5 that would reduce the Conversion Price below the par value of the Common Stock.

(k)                      The Corporation from time to time may, by a vote of two-thirds of the Board of Directors reduce the Conversion Price by any amount for any period of time if the period is at least twenty (20) Business Days and if the reduction is irrevocable during the period, but in no event may the Conversion Price be less than the par value of a share of Common Stock. Whenever the Conversion Price is so reduced, the Corporation shall mail to holders of Class G Preferred Stock a notice of the reduction. The Corporation shall mail the notice first class, postage prepaid, at least twenty (20) days before the date the reduction in the Conversion Price is to take effect. The notice shall state the reduced Conversion Price and the period it will be in effect. A reduction of the Conversion Price pursuant to this subparagraph 5(k) does not change or adjust the Conversion Price otherwise in effect for purposes of subparagraphs 5(g) and 5(h) above.

(l)                         If:

(i)                         the Corporation takes any action that would require an adjustment in the Conversion Price pursuant to clause (iv) of subparagraph 5(g) above;

(ii)                      the Corporation otherwise consolidates or merges with, or transfers all or substantially all of its assets to, another corporation (other than a consolidation or merger in which the Corporation is the continuing corporation); or

(iii)                   there is a dissolution or liquidation of the Corporation;

a holder of Class G Preferred Stock may want to convert such stock into shares of Common Stock prior to the record date for or the effective date of such transaction. Therefore, the Corporation shall mail to such holders a notice, first class, postage prepaid, stating the proposed record or effective date, as the case may be. The Corporation shall mail such notice at least ten (10) calendar days before such date.

(m)                   Whenever the Corporation or its Board of Directors shall be required to make a determination under this paragraph 5 of the fair market value of assets other than cash, then the value of such assets shall be the fair market value as determined in good faith by the Board of Directors, except that any securities shall be valued as follows:

(i)                         The method of valuation of securities that are publicly traded and immediately freely tradable in the hands of the recipient shareholder of the Corporation free and clear of any Transfer Restriction (as defined below) shall be as follows:

(A)                   if the securities are then traded on a national securities exchange or The NASDAQ National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing price of the securities on such exchange or system for the five (5) consecutive Trading Days immediately preceding the distribution to the holders; and

(B)                     if traded over-the-counter, then the value shall be deemed to be the average of the closing price of the securities for the five (5) consecutive Trading Days immediately preceding the distribution to the holders; and

(C)                     if there is no active public market for the securities, then the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(ii)                      The method of valuation of securities subject to any Transfer Restriction (as defined below) shall be as follows:

(A)                   In the case of securities subject to any Transfer Restriction whose market value (before accounting for such Transfer Restriction) is determined in accordance with either of subparagraphs 5(m)(i)(A) or 5(m)(i)(B), an appropriate discount shall be made from such market value which discount shall be determined by a quotation from an independent investment banking, valuation or appraisal firm of recognized national standing equal to the implied premium of a put option or futures contract covering said number of securities over the applicable restriction period.

(B)                     In the case of securities subject to any Transfer Restriction whose market value (before accounting for such Transfer Restriction) is determined in accordance with subparagraph 5(m)(i)(C), the Board of Directors shall first determine the value of such securities in accordance with such subparagraph 5(m)(i)(C), and then the Board of Directors shall determine in good faith an appropriate discount from such value.

(iii)                   If any provision of this subparagraph 5(m) calls for a determination to be made by the Board of Directors, then the Board of Directors shall promptly make such determination and advise the subject holder of Class G Preferred Stock of its conclusion in writing. Within ten (10) days of receipt of any such notice, if holders of a majority of the shares of Class G Preferred Stock which are the subject of such a determination advise the Corporation that it or they object to such determination, then the fair market value shall be determined by agreement of the Corporation and the Majority Holders, or in the absence of such agreement within a period of 15 days, by an Acceptable Valuation Firm. Any determinations to be made by an investment banking, valuation or appraisal firm under this subparagraph 5(m) shall be at the expense of the Corporation and the then outstanding holders of Class G Preferred Stock (such expense to be shared equally between the Corporation and such holders) and shall result in a written communication by the investment banking, valuation or appraisal firm of its conclusion which shall be provided to the relevant holders of Class G Preferred Stock.

(iv)                   For purposes of this subparagraph 5(m), the term “Transfer Restriction” shall mean any restrictive legend, securities law restriction on resale (including, without limitation, any volume limitation), investment letter, affiliate letter, pooling letter, lock-up letter, or other similar restrictions on immediate free marketability of any or all of the securities to be received; provided, however, that a Transfer Restriction shall not be deemed to apply if the securities received (1) constituted restricted securities for federal securities law purposes but may be immediately resold pursuant to an effective and available registration statement and a related registration rights agreement with the issuer reasonably acceptable to the holders of a majority of the shares to be registered thereunder for the benefit of former shareholders of the Corporation, or (2) are legended solely for purposes of Rule 144 or Rule 145 and all of the shares received by the shareholder may otherwise immediately be resold pursuant to Rule 144 without reduction for any volume limitation.

(v)                      For purposes of this subparagraph 5(m), the term “Trading Day” shall mean, with respect to any security, any day on which any market in which the applicable security is then traded and in which a closing price may be ascertained.

(vi)                   Shares of Common Stock shall in all cases be valued at the Fair Market Value thereof and shall not be valued pursuant to the provisions of this subparagraph 5(m).

(n)                     Notwithstanding the foregoing, if the Class G Preferred Stock is automatically converted as a result of a Qualified Public Offering pursuant to subparagraph 5(a)(ii) and the Gross IPO Price received in the Qualified Public Offering is less than the Conversion Price on the date such share of Class G Preferred Stock (as theretofore adjusted pursuant to the foregoing provisions of this paragraph 5) was issued, then the Conversion Price shall automatically and without any action on the part of the Board of Directors or any other Person be deemed adjusted to be equal to the Gross IPO Price. For further clarity, if by reason of this subparagraph (n) the Conversion Price shall be deemed adjusted to be equal to the Gross IPO Price, such Gross IPO Price shall not be further adjusted pursuant to the foregoing provisions of this paragraph 5.

(o)                     All shares of Class G Preferred Stock converted pursuant to this paragraph 5 shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock other than Class G Preferred Stock.

(p)                     The Corporation shall not, by amendment of this Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions set forth herein and in the taking of all such action as may be necessary or reasonably appropriate in order to protect the conversion rights and other rights set forth herein of the holders of Class G Preferred Stock against impairment.

(q)                     Whenever the Conversion Price is adjusted as herein provided, an officer of the Corporation shall compute the adjusted Conversion Price in accordance with the foregoing provisions and shall prepare a written certificate setting forth such adjusted Conversion Price and showing in detail the facts upon which such adjustment is based, and such written instrument shall promptly be delivered to the record holders of the Class G Preferred Stock.

6.                           Redemption by the Corporation.

(a)                      The Corporation shall (subject to the legal availability of funds therefor) redeem all outstanding shares of Class G Preferred Stock on the Mandatory Redemption Date at a price per share of Class G Preferred Stock equal to the Base Mandatory Redemption Price.

(b)                     Unless another time period is specified herein, notice of any such redemption shall be sent by or on behalf of the Corporation not more than sixty (60) days nor less than fifteen (15) days prior to the Mandatory Redemption Date. Notice of any such redemption shall be sent by or on behalf of the Corporation by first class mail, postage prepaid, to all holders of record of the Class G Preferred Stock at their respective last addresses as they shall appear on the books of the Corporation; provided, however, that no failure to give such notice or any defect therein or in the mailing thereof shall relieve the Corporation from its obligation to redeem the Class G Preferred Stock pursuant to subparagraph 6(a). In addition to any information required by law, such notice shall state: (i) the Mandatory Redemption Date; (ii) the Base Mandatory Redemption Price; (iii) the place or places in the United States where certificates for such shares are to be surrendered for payment of the Base Mandatory Redemption Price; (iv) that Class G Preferred Stock called for redemption may be converted at any time before the close of business on the Mandatory Redemption Date; and (v) that holders of Class G Preferred Stock must satisfy the requirements of paragraph 5 above if such holders desire to convert such shares.

(c)                      On or prior to the Mandatory Redemption Date, the Corporation shall make payment of the Base Mandatory Redemption Price for all shares of Class G Preferred Stock to be redeemed or converted either (i) by executing a wire transfer of such amount to the applicable holders of Class G Preferred Stock or (b) by depositing such amount with a bank or trust corporation as a trust fund for the benefit of the respective holders of the Class G Preferred Stock, with irrevocable instructions and authority to the bank or trust corporation to publish the notice of redemption thereof and pay the Base Mandatory Redemption Price for such shares to their respective holders on or after the Mandatory Redemption Date upon receipt of notification from the Corporation that such holder has surrendered his, her or its share certificate to the Corporation pursuant to subparagraph 6(b) above.

(d)                     If notice has been mailed in accordance with subparagraph 6(b) above and provided that, on or before the Mandatory Redemption Date, all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the Class G Preferred Stock, so as to be, and to continue to be available therefor, then, from and after the Mandatory Redemption Date, said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Class G Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Base Mandatory Redemption Price and the Contingent Mandatory Redemption Price) shall cease. Upon surrender, in accordance with the notice of redemption in accordance with subparagraph 6(b) above, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the Base Mandatory Redemption Price.

(e)                      Any funds deposited with a bank or trust company for the purpose of redeeming Class G Preferred Stock shall be irrevocable except that:

(i)                          the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(ii)                       any balance of monies so deposited by the Corporation and unclaimed by the holders of the Class G Preferred Stock entitled thereto at the expiration of sixty (60) days after the applicable Mandatory Redemption Date shall be returned to the Corporation, together with any interest or other earnings earned thereon, to the Corporation, and after any such return of the funds, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

(f)                        No Class G Preferred Stock may be redeemed except with funds legally available for the payment of the Base Mandatory Redemption Price. If, upon the Mandatory Redemption Date, the assets of the Corporation legally available to redeem the Class G Preferred Stock shall be insufficient to redeem all outstanding shares of Class G Preferred Stock, as determined in good faith by the Board of Directors as evidenced by a written resolution thereof setting forth the method used to reach such determination, (i) the Corporation shall redeem that number of shares of Class G Preferred Stock that may be redeemed with the assets of the Corporation legally available to redeem the Class G Preferred Stock (pro rata among the holders of Class G Preferred Stock based on the relative number of shares of Class G Preferred Stock held by such holders) and (ii) any unredeemed shares shall be carried forward and shall be redeemed immediately upon such time as funds are legally available to so redeem such shares. All shares of Class G Preferred Stock which are subject to redemption pursuant to subparagraph 6(a) but which have not been redeemed due to insufficient legally available funds and assets shall continue to be outstanding and entitled to all dividends, liquidation, conversion and other rights, preferences and privileges of the Class G Preferred Stock until such shares are converted or redeemed.

(g)                     All shares of Class G Preferred Stock redeemed pursuant to this paragraph 6 shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock other than shares of Class G Preferred Stock.

7.                          Voting Rights.

In addition to any voting rights provided by law, the holders of shares of Class G Preferred Stock shall have the following voting rights:

(a)                      So long as any shares of the Class G Preferred Stock remain outstanding, each share of Class G Preferred Stock shall entitle the holder thereof to vote on all matters voted on by holders of Common Stock, voting together with the Common Stock as a single class (together with all other classes and series of stock of the Corporation that are entitled to vote as a single class with the Common Stock) at all meetings of the stockholders of the Corporation, or by written consent of the minimum number of shares required to take such action pursuant to Section 228 of the Delaware General Corporation Law. In any vote with respect to which the Class G Preferred Stock shall vote with the holders of Common Stock as a single class together with all other classes and series of stock of the Corporation that are entitled to vote as a single class with the Common Stock, each share of Class G Preferred Stock shall entitle the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the number of shares of Common Stock (as adjusted pursuant to paragraph 5 above) into which such share of Class G Preferred Stock is convertible on the record date of such vote or, if no such record date is established, on the date any written consent of the stockholders is solicited. Such voting right of the holders of the Class G Preferred Stock may be exercised at any annual meeting of stockholders, any special meeting of stockholders, or by written consent of the minimum number of shares required to take such action pursuant to Section 228 of the Delaware General Corporation Law.

(b)                     On any matter on which the holders of Class G Preferred Stock are entitled by law or under the Certificate of Incorporation to vote separately as a class, each such holder shall be entitled to one vote for each share held, and such matter shall be determined by a majority of the votes cast unless the General Corporation Law of the State of Delaware or this Certificate of Designations requires approval by a higher percentage.

(c)                      So long as any shares of Class G Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the Majority Holders:

(i)                         amend, alter, repeal or waive the application of (including by way of merger, consolidation, combination or otherwise) any provision of the Certificate of Incorporation or bylaws of the Corporation or any of its Subsidiaries in any manner that adversely affects the powers, rights, preferences or privileges of the holders of the Class G Preferred Stock, or enter into any agreement (including a merger agreement or other similar agreement) or take any other corporate action (or permit any of its Subsidiaries to enter into any agreement or take any corporate action), including by way of merger, consolidation, combination or otherwise, which would (1) amend, modify, alter, repeal or waive any provision of the Certificate of Incorporation or bylaws of the Corporation or any of its Subsidiaries in any manner that adversely affects the powers, rights, preferences or privileges of the Class G Preferred Stock, or (2) result in the Common Stock or any successor security into which the Class G Preferred Stock is convertible to be subject to any transfer restrictions (other than those imposed by applicable state and federal securities laws);

(ii)                      increase the aggregate authorized shares of Class G Preferred Stock of all series to be in the aggregate in excess of 80,000 shares or increase the aggregate authorized shares of Class G Preferred Stock and New Parity Stock such that the aggregate liquidation preference of the Class G Preferred Stock and New Parity Stock would exceed $400.0 million;

(iii)                   other than to create and authorize the New Parity Stock in accordance with the definition thereof, amend, alter, repeal or waive the application of (including by way of merger, consolidation, combination or otherwise) any provision of the Certificate of Incorporation or bylaws of the Corporation or any of its Subsidiaries in any manner that changes the powers, rights, preferences or privileges of the holders of the New Parity Stock, or enter into any agreement (including a merger agreement or other similar agreement) or take any other corporate action (or permit any of its Subsidiaries to enter to any agreement or take any corporate action), including by way of merger, consolidation, combination or otherwise that would amend, modify, alter, repeal or waive any provision of the Certificate of Incorporation or bylaws of the Corporation or any of its Subsidiaries in any manner that changes the powers, rights, preferences or privileges of the New Parity Stock, except, subject to paragraph 7(c)(i), for any such change that affects the powers, rights, preferences or privileges of the holders of the Class G Preferred Stock the same in all material respects as the holders of the New Parity Stock or any increase in the authorized shares of New Parity Stock;

(iv)                  authorize or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification or by merger) any class or series of stock ranking senior to or on parity with the Class G Preferred Stock as to payment of dividends or payments or distributions upon voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, other than (a) the authorization and issuance of Class C Preferred Stock and Class E Preferred Stock, (b) the authorization and issuance of Parity Convertible Preferred Stock, provided that in no event shall the aggregate liquidation preference of the shares of Parity Convertible Preferred Stock outstanding at any time exceed $15.0 million, and (c) the authorization and issuance of Class G Preferred Stock (in accordance with paragraph 2 hereof) and New Parity Stock;

(v)                     permit any Subsidiary of the Corporation to authorize or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any class or series of stock ranking senior to the common stock or other common equity securities of such Subsidiary as to dividends or payments or distributions upon voluntary or involuntary liquidation, dissolution or winding-up of such Subsidiary;

(vi)                  amend or alter any rights, powers, preferences or privileges of the Parity Preferred Stock other than as required by law, or enter into any agreement (including a merger agreement or other similar agreement) or take any other corporate action (or permit any of its Subsidiaries to enter into any agreement or take any corporate action), including by way of merger, consolidation, combination or otherwise, which would amend or alter any rights, powers, preferences or privileges of the Parity Preferred Stock other than as required by law;

(vii)               redeem, repurchase or otherwise acquire or retire for cash, property or securities any shares of capital stock of the Corporation, any options, warrants or other rights to purchase or acquire any shares of capital stock of the Corporation, any Convertible Securities or any options, warrants or other rights to purchase or acquire any Convertible Securities, other than (a) any such redemption, repurchase or other acquisition or in respect of the Class G Preferred Stock, the New Parity Stock or the Parity Preferred Stock or, (b) any redemption, repurchase or other acquisition or retirement of shares of capital stock of the Corporation, or any such options, warrants or rights or Convertible Securities, in each case, as would be permitted under the Corporation’s Credit Facility (whether or not such Credit Facility shall thereafter be further amended, extended, replaced or modified or shall cease to be outstanding); or

(viii)            redeem, purchase or otherwise acquire or retire for cash, property or securities any shares of Class G Preferred Stock or New Parity Stock, unless an offer is made to all holders of shares of Class G Preferred Stock and New Parity Stock, pro rata in accordance with the number of shares of Class G Preferred Stock and New Parity Stock held by each such holder, to redeem, purchase or otherwise acquire or retire shares of Class G Preferred Stock or New Parity Stock held by all such holders on the same terms and conditions.

(d)                     So long as any shares of Class G Preferred Stock of any series remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of a majority of the shares of such series, amend, alter or repeal any provision of the Certificate of Incorporation or bylaws of the Corporation or any of its Subsidiaries in any manner that adversely affects the powers, rights, preferences or privileges of the holders of such series but shall not so affect the entire Class G Preferred Stock, or enter into any agreement (including a merger agreement or other similar agreement) or take any other corporate action (or permit any of its Subsidiaries to enter to any agreement or take any corporate action), including by way of merger, consolidation, combination or otherwise, which would which would (1) amend, modify, alter, repeal or waive any provision of the Certificate of Incorporation or bylaws of the Corporation or any of its Subsidiaries in any manner that adversely affects the powers, rights, preferences or privileges of such series of the Class G Preferred Stock, or (2) result in the Common Stock or any successor security into which such series of the Class G Preferred Stock is convertible to be subject to any transfer restrictions (other than those imposed by applicable state and federal securities laws).

(e)                      Subject to subparagraph 7(f), each holder of Class G Preferred Stock who initially purchases shares of Class G Preferred Stock with an aggregate liquidation preference of at least $100.0 million shall have the right to elect one (1) director (the “Class G Preferred Stock Director”) at any special meeting of stockholders called for such purpose, at each annual meeting of stockholders and in any written consent pursuant to Section 228 of the Delaware General Corporation Law. Each “holder” for purposes hereof shall include shares of Class G Preferred Stock held by members of the Investor Group of such holder for purposes of calculating the aggregate liquidation preference of shares of Class G Preferred Stock held by such holder, provided that, such holder and members of its Investor Group shall be considered one holder for purposes of this subparagraph 7(e) and shall only be entitled collectively to elect one director. Notwithstanding the foregoing, a holder together with any member of its Investor Group that initially acquires shares of Class G Preferred Stock with an aggregate liquidation preference of at least $100.0 million (such holder and any members of its Investor Group, collectively, a “Designated Class G Holder”), shall maintain their right to elect one director so long as such holder and members of its Investor Group collectively hold shares of Class G Preferred Stock purchased on the Initial Issue Date with an aggregate liquidation preference equal to at least fifty percent (50%) of the aggregate Liquidation

Preference of Class G Preferred Stock initially issued collectively to such holder and members of its Investor Group.

(f)                        Any Class G Preferred Stock Director elected as provided herein shall serve until the next annual meeting or until his or her respective successor shall be elected and shall qualify. Any Class G Preferred Stock Director may be removed with or without cause by the vote of a majority of the outstanding shares of Class G Preferred Stock held by the Designated Class G Holders that elected such Class G Preferred Stock Director, voting as a separate class, at a meeting called for such purpose or by written consent in accordance with Section 228 of the Delaware General Corporate Law. Any Class G Preferred Stock Director may also be removed with cause by the vote of the holders of a majority of the outstanding Voting Stock. Notwithstanding the foregoing, any nominee for a Class G Preferred Stock Director and any proposed successor of a Class G Preferred Stock Director shall be subject to the prior consultation with the Nominating Committee of the Board of Directors and the results of such consultation must be taken into consideration in good faith by the holders of Class G Preferred Stock designating such Person. If the office of any Class G Preferred Stock Director becomes vacant by reason of death, resignation, retirement, disqualification or removal from office or otherwise, the holders of a majority of the outstanding shares of Class G Preferred Stock held by the Designated Class G Holders that elected such Class G Preferred Stock Director, voting separately as a class, at a meeting called for such purpose or by written consent in accordance with Section 228 of the Delaware General Corporation Law may elect a successor. Any such successor shall hold office for the unexpired term in respect of which such vacancy occurred. Upon any termination of the right of the holders of Class G Preferred Stock to vote for and elect Class G Preferred Stock Directors as herein provided, the Class G Preferred Stock Director then serving on the Board of Directors will resign his or her office for the remainder of his or her term. The provisions in the bylaws of the Corporation regarding the nomination, voting and other procedures with respect to the election of directors shall not be applicable to the election of the Class G Preferred Stock Director.

(g)                     Any action which requires the consent, vote, approval or other similar action of the holders of Preferred Stock voting as a separate class (including, without limitations, election of class directors pursuant to subparagraph 7(e)) may under all circumstances in addition to any other permissible method be taken by written consent, in lieu of a meeting, in accordance with Section 228 of the Delaware General Corporation Law.

8.                          Reserved.

9.                          Modification and Waiver. Except as otherwise provided above, the terms of this Certificate of Designations may be amended and the rights hereunder may be waived only with the consent of holders of a majority of the shares of the Class G Preferred Stock then outstanding, voting as a separate class, and such other approvals as may be required under the Certificate of Incorporation and Delaware law.

10.                    Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

11.                    Severability of Provisions; Remedies. If any voting powers, preferences and relative, participating, optional and other special rights of the Class G Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (or the Certificate of Designations of any other series of Class G Preferred Stock created in accordance with paragraph 2 hereof (as any such Certificate of Designations may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of the Class G Preferred Stock and any qualifications, limitations and restrictions thereof set forth in this or such other Certificate of Designations (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of the Class G Preferred Stock or qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of the Class G Preferred Stock or qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Class G Preferred Stock or qualifications, limitations and restrictions thereof unless so expressed herein. No reference to any specific right or remedy in this or such other Certificate of Designations shall preclude any holder of Class G Preferred Stock from exercising any other right, from having any other remedy, or from maintaining any action to which it may otherwise be entitled, at law or in equity.

12.                    Record Holders. The Corporation and the transfer agent for the Class G Preferred Stock may deem and treat the record holder of any shares of Class G Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

13.                    Notice. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon receipt, in the case of a notice of conversion given to the Corporation as contemplated in paragraph 5 hereof, or, in all other cases, upon the earlier of receipt of such notice or three (3) Business Days after the mailing of such notice if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: if to the Corporation, to its offices at 555 South Flower Street, Suite 3700, Los Angeles, California 90071, Attention: General Counsel or to an agent of the Corporation designated as permitted by this Certificate of Designations, or, if to any holder of the Class G Preferred Stock, to such holder at the address of such holder of the Class G Preferred Stock as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Class G Preferred Stock), or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

14.                    Contractual Rights of Holders. The various provisions set forth herein for the benefit of the holders of the Class G Preferred Stock shall be deemed contract rights enforceable by them, including, without limitation, one or more actions for specific performance.

15.                    Non-assessable Status of Class G Preferred Stock. All the shares of Class G Preferred Stock for which the full consideration determined by the Board of Directors (which shall not be less than the par value of such shares) has been paid or delivered, in cash or property in accordance with the resolutions of the Board of Directors authorizing the issuance of such shares, shall be deemed fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereof.

(Signature page follows)

IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed by Eric Chen, its Senior Vice President, Corporate Finance and General Counsel, this 10th day of February 2006.

AECOM TECHNOLOGY CORPORATION

/s/ Eric Chen
Name: Eric Chen
Title:	Senior Vice President, Corporate Finance and General Counsel

ATTEST:

Name: Stephanie A. Hunter
Title: Secretary

Certificate of Designations of Class G Convertible Preferred Stock, Series 1

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IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed by Eric Chen, its Senior Vice President, Corporate Finance and General Counsel, this 10th day of February 2006.

AECOM TECHNOLOGY CORPORATION

Name: Eric Chen
Title:	Senior Vice President, Corporate Finance and General Counsel

ATTEST:

/s/ Stephanie A Hunter
Name: Stephanie A. Hunter
Title: Secretary

Certificate of Designations of Class G Convertible Preferred Stock, Series 1

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IN WITNESS WHEREOF, I have executed and delivered this certificate as of the date set forth below.

Date: February 10, 2006	AECOM TECHNOLOGY CORPORATION

	By:	/s/ Stephanie A Hunter
Name: Stephanie A. Hunter
Title: Secretary

Compliance Certificate delivered pursuant to
Section 5.1(e) of the Whitney Purchase Agreement

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